Exhibit 16
[Letterhead of Sherb & Co., LLP]
December 14, 2007
U.S. Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549
RE: American Post Tension, Inc., f/k/a Magic Communications, Inc.
Dear Sir or Madam:
We have read Item 4.01 of Amendment No. 1 to the Current Report on Form 8-K of American Post Tension, Inc., f/k/a Magic Communications, Inc., which we understand will be filed with the Securities and Exchange Commission, and we agree with the statements concerning our Firm contained therein.
Please be advised that the last review of the Company performed by our firm was for the March 31, 2007 financials statements filed on May 15, 2007. We have not had any involvement in any other filing of the Company since May 15, 2007, including the 10-QSB/A filed on June 6, 2007.
Also, be advised the Form 10-Q and 10-Q/A filed on August 14, 2007 by the Company were not reviewed by us, nor were we notified by the Company that another audit firm would perform the review of the Company’s June 30, 2007 financial statements nor were we asked to review an 8-K regarding change of auditors at that time.
We have never been contacted by the successor auditors.
Very truly yours,
/s/ Sherb & Co., LLP
Sherb & Co., LLP